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Exhibit 4: Segment Information - Six Months Ended June 30, 2006

	Beer - Chile		Beer - Argentina		Soft Drinks & Min Water		Wine		Pisco		Others
	2006	2005	2006*	2005	2006	2005	2006	2005	2006	2005	2006	2005
OPERATING RESULTS
(all figures in Ch$ millions)
Revenues
Core products	99,489	88,046	25,126	23,729	70,316	65,194	33,820	37,145	13,749	10,302	4,808	3,937
Other products	1,366	1,125	-52	203	328	269	2,298	3,710	136	129	0	0
Total	100,855	89,171	25,073	23,933	70,644	65,463	36,118	40,855	13,886	10,431	4,808	3,937
% change	13.1%		4.8%		7.9%		-11.6%		33.1%		22.1%

Cost of sales	(37,476)	(32,808)	(12,402)	(12,490)	(34,245)	(32,375)	(26,031)	(27,315)	(8,545)	(7,359)	(3,009)	(1,941)
% of sales	37.2%	36.8%	49.5%	52.2%	48.5%	49.5%	72.1%	66.9%	61.5%	70.6%	62.6%	49.3%

SG&A	(36,896)	(32,728)	(11,948)	(11,065)	(31,076)	(28,305)	(10,452)	(11,012)	(5,637)	(4,662)	(877)	(640)
% of sales	36.6%	36.7%	47.7%	46.2%	44.0%	43.2%	28.9%	27.0%	40.6%	44.7%	18.2%	16.2%

Operating profit	26,483	23,635	723	379	5,324	4,784	(364)	2,527	(295)	(1,590)	922	1,356
% change	12.0%		91.1%		11.3%		NM		81.4%		-32.1%
% of sales	26.3%	26.5%	2.9%	1.6%	7.5%	7.3%	-1.0%	6.2%	-2.1%	-15.2%	19.2%	34.4%

Depreciation	9,230	9,423	2,826	2,844	5,077	5,196	2,460	2,328	475	363	621	548
Amortization	1	2	81	90	0	2	184	185	33	0	0	0
EBITDA	35,714	33,060	3,630	3,312	10,401	9,982	2,279	5,040	213	(1,227)	1,543	1,905
% change	8.0%		9.6%		4.2%		-54.8%		NM		-19.0%
% of sales	35.4%	37.1%	14.5%	13.8%	14.7%	15.2%	6.3%	12.3%	1.5%	-11.8%	32.1%	48.4%

* Other products revenues are explained by the reverse of bottle sales.

	Beer - Chile		Beer - Argentina*		Soft Drinks & Min Water		Wine***		Pisco
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005
VOLUMES & PRICING
					Total**		Total		Total
Volume (HLs)	2,235,208	1,983,465	1,088,774	1,048,763	2,479,080	2,296,624	402,819	420,092	85,534	78,950
% change	12.7%		3.8%		7.9%		-4.1%		8.3%

					Soft Drinks		Chile - Domestic
					1,647,293	1,585,818	211,996	234,139
					3.9%		-9.5%
					Nectars		Chile Bottled Exports
					246,617	202,182	172,813	168,738
					22.0%		2.4%
					Mineral Water
					585,170	508,624	Argentina
					15.0%		18,010	17,215
							4.6%

* Volumes include exports of 31,517 HL (14,820 HL to Chile) and 28,149 HL (20,817 HL to Chile) in 2006 and 2005 respectively.
** In unit cases, sales from the soft drink and mineral water segment totaled 43.7 million and 40.4 million in 2006 and 2005, respectively.
*** Volumes do not include bulk volumes of 36,880 HL (31,960 HL from Chile exports and 4,920 HL from Argentina) and 77,388 HL (59,836 HL from Chile exports and 2,400 HL from Argentina ) in 2006 and 2005 respectively.

					Total		Total
Price (Ch$ / HL)	44,510	44,390	23,077	22,626	28,364	28,387	83,958	88,421	160,749	130,488
% change (real)	0.3%		2.0%		-0.1%		-5.0%		23.2%

					Soft Drinks		Chile - Domestic
					27,569	28,086	59,005	61,796
					-1.8%		-4.5%
					Nectars		Chile - Export
					41,545	42,664	112,155	123,489
					-2.6%		-9.2%
					Mineral Water
					25,047	23,650	Argentina
					5.9%		107,117	106,811
							0.3%

Última actualización 8/3/2006
Por mgili